UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 26, 2015

WASTE CONNECTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

COMMISSION FILE NO. 1-31507

94-3283464

(I.R.S. Employer Identification No.)

3 Waterway Square Place, Suite 110, The Woodlands, TX, 77380

(Address of principal executive offices)

(832) 442-2200

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 2.03 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On January 26, 2015, Waste Connections, Inc. (the “Company”) and certain of its subsidiaries entered into a Revolving Credit and Term Loan Agreement (the “credit agreement”) with Bank of America, N.A., as Administrative Agent, and the other lenders from time to time party thereto (the “Lenders”). The credit agreement has a scheduled maturity date of January 24, 2020.

Pursuant to the credit agreement, the Lenders have committed to provide revolving advances up to an aggregate principal amount of $1.2 billion at any one time outstanding. The Lenders have also provided a term loan in an aggregate principal amount of $800 million. The Company has the option to request increases in the aggregate commitments for revolving advances and one or more additional term loans, provided that the aggregate principal amount of commitments and term loans never exceeds $2.3 billion. For any such increase, the Company may ask one or more Lenders to increase their existing commitments or provide additional term loans and/or invite additional eligible lenders to become Lenders under the credit agreement. As part of the aggregate commitments under the facility, the credit agreement provides for letters of credit to be issued at the request of the Company in an aggregate amount not to exceed $250 million and for swing line loans to be issued at the request of the Company in an aggregate amount not to exceed the lesser of $35 million and the aggregate commitments.

Interest accrues on advances, at the Company’s option, at a LIBOR rate or a base rate plus an applicable margin for each interest period. The issuing fees for all letters of credit are also based on an applicable margin. The applicable margin used in connection with interest rates and fees is based on the Company’s consolidated leverage ratio. The applicable margin for LIBOR rate loans and letter of credit fees ranges from 1.00% to 1.500% and the applicable margin for base rate loans and swing line loans ranges from 0.00% to 0.500%. The Company will also pay a fee based on its consolidated leverage ratio on the actual daily unused amount of the aggregate revolving commitments. The borrowings under the credit agreement are not collateralized. Proceeds of the borrowings under the credit agreement were used to refinance the previous revolving credit facility, under which $730 million was outstanding and which had a maturity of May 4, 2018, and the previous term loan, under which $660 million was outstanding and which had a maturity of October 25, 2017, and will be used for general corporate purposes, including working capital, capital expenditures and permitted acquisitions.

The credit agreement contains representations, warranties, covenants and events of default, including a change of control event of default and limitations on incurrence of indebtedness and liens, new lines of business, mergers, transactions with affiliates and restrictive agreements. The credit agreement also includes covenants limiting, as of the last day of each fiscal quarter, (a) the ratio of the consolidated funded debt as of such date to the Consolidated EBITDA (as defined in the credit agreement), measured for the preceding 12 months, to not more than 3.50 to 1.00 (or 3.75 to 1.00 during material acquisition periods, subject to certain limitations) and (b) the ratio of Consolidated EBIT (as defined in the credit agreement) to consolidated interest expense, in each case, measured for the preceding 12 months, to not less than 2.75 to 1.00. During the continuance of an event of default, the Lenders may take a number of actions, including declaring the entire amount then outstanding under the credit agreement due and payable.

The credit agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Revolving Credit and Term Loan Agreement, dated as of January 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.
(Registrant)

Date: January 30, 2015	BY:	/s/ Worthing F. Jackman
Worthing F. Jackman,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Revolving Credit and Term Loan Agreement, dated as of January 26, 2015